Exhibit 99.1
NEWS RELEASE
For Release on April 18, 2013	Contact: Frank Romejko
(925) 302-1014	Vice President of Finance / Interim Chief Financial Officer

GIGA-TRONICS ANNOUNCES THE SALE OF ITS SCPM PRODUCT LINE TO TERADYNE FOR APPROXIMATELY $1,000,000 IS COMPLETED

SAN RAMON, CA – April 18,  2013 -- Giga-tronics Incorporated (NASDAQ: GIGA), a leading provider of test and measurement equipment, today announced that it has completed the sale of its product line known as SCPM to Teradyne, Inc. (“Teradyne”), of North Reading, Massachusetts.  The agreement for the sale was announced on March 19, 2013.

The purchase price is $1,000,000.  The Company received 80% or $800,000 in proceeds at the closing; an additional 5% of the purchase price will be paid upon completion of training the Company has agreed to provide to Teradyne; and the balance of 15% of the purchase price is subject to a holdback until the end of 2013 for contingent liabilities.

About Giga-tronics Incorporated

Giga-tronics designs, manufactures, and markets various test and measurement equipment used in the development, test, and maintenance of wireless communications products and systems, flight navigational equipment, electronic defense systems, and automatic testing systems worldwide.  Its products are primarily used in the design, production, repair, and maintenance of commercial telecommunications, radar, and electronic warfare equipment. Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol “GIGA”. Additional information may be found at http://www.gigatronics.com

This press release contains forward-looking statements, concerning Giga-tronics products, business prospects and profitability. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellation or deferral of orders, disputes over performance, the ability to collect receivables and general market conditions. For further discussion, see the most recent annual report filed by Giga-tronics  on Form 10-K for the fiscal year ended March 31, 2012, Part I, under the heading "Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations".